Exhibit 99.1

LOCK-UP AGREEMENT

November 17, 2025

Re:      Lock-Up Undertaking

Ladies and Gentlemen:

Reference is made to the Subscription Agreement, dated as of November 17, 2025 (the “Subscription Agreement”), between ATA Creativity Global (the “Company”) and the purchasers thereto (each, a “Purchaser” and, collectively, the “Purchasers”). Defined terms not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings set forth in the Subscription Agreement.

The undersigned irrevocably agrees with the Company that, from the Closing Date until April 30, 2026 (such period, the “Restriction Period”), the undersigned shall not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Transfer”), with respect to, any Common Shares or ADSs of the Company or securities convertible, exchangeable or exercisable into, Common Shares and/or ADSs of the Company beneficially owned, held or hereafter acquired by the undersigned (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Securities with respect to Transfer:

(i)	as a bona fide gift or gifts;

(ii)	to any immediate family member or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	to any corporation, partnership, limited liability company, or other business entity all of the equity holders of which consist of the undersigned and/or any affiliate or the immediate family of the undersigned;

(iv)	if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (a) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the undersigned or (b) in the form of a distribution to limited partners, limited liability company members or stockholders of the undersigned;

(v)	if the undersigned is a trust, to the beneficiary of such trust;

(vi)	any transfer of Securities as may be required by applicable law or regulations, such as pursuant to a qualified domestic order or as required by a divorce settlement;

(vii)	by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

(viii)	any exercise, exchange or conversion by the undersigned of any Securities exercisable or exchangeable for or convertible into Common Shares or ADSs, as applicable; provided that the undersigned does not Transfer the Common Shares or ADSs acquired on such exercise, exchange or conversion during the Restriction Period;

(ix)	any transfer of the undersigned’s Securities to the Company in connection with (a) the termination of the undersigned’s employment with the Company, or (b) pursuant to agreements under which the Company has the option to repurchase such shares;

(x)	creation of any security interest or encumbrance over any Securities pursuant to a margin account or in connection with a bona fide debt financing made to the undersigned by banks or other financial institutions, provided that no enforcement of, or foreclosure with respect to such Securities shall take place during the Restriction Period; or

(xi)	of Securities purchased in open market transactions after (exclusive) the Closing Date.

Furthermore, the undersigned may enter into any new plan established in compliance with Rule 10b5-1 of the Exchange Act; provided that (i) such plan may only be established if no public announcement or filing with the SEC, or other applicable regulatory authority, is made in connection with the establishment of such plan during the Restriction Period and (ii) no sale of Ordinary Shares or ADSs are made pursuant to such plan during the Restriction Period.

The undersigned acknowledges that the execution, delivery and performance of this Letter Agreement is a material inducement to the Company to complete the transactions contemplated by the Subscription Agreement and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Letter Agreement, that each of the undersigned has received adequate consideration therefor and that each of the undersigned will indirectly benefit from the closing of the transactions contemplated by the Subscription Agreement.

This Letter Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and each of the undersigned. Each undersigned agrees and understands that this Letter Agreement does not intend to create any relationship between the undersigned and any Purchaser and that no Purchaser is entitled to cast any votes on the matters herein contemplated and that no issuance or sale of the Securities is created or intended by virtue of this Letter Agreement.

This Letter Agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Company. This Letter Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties hereby agree that the provisions of Section 10.01 (Notices), Section 10.06 (Dispute Resolution) and Section 10.08 (Counterparts) of the Subscription Agreement are incorporated herein by reference, mutatis mutandis.

This Letter Agreement shall come into effect upon the Closing.

*** SIGNATURE PAGE FOLLOWS***

This Letter Agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

Undersigned

Xiaofeng Ma

By:	/s/ Xiaofeng Ma

Able Knight Development Limited

By:	/s/ Xiaofeng Ma
Name:	Xiaofeng Ma
Title:	Director

Joingear Limited

By:	/s/ Xiaofeng Ma
Name:	Xiaofeng Ma
Title:	Director

Signature Page to Lock-Up Agreement

By signing below, the Company agrees to enforce the restrictions on transfer set forth in this Letter Agreement.

ATA Creativity Global

By:	/s/ Kevin Xiaofeng Ma
Name:	Kevin Xiaofeng Ma
Title:	Chairman and CEO

Signature Page to Lock-Up Agreement